Exhibit 10.1

CONFIDENTIAL

January 6, 2020

Town Sports International Holdings, Inc.
1001 US North Highway 1, Suite 201

Jupiter, Florida 33477

Attention: Patrick Walsh, Chairman and Chief Executive Officer

$50,000,000 Second Lien Secured Term Loan
Commitment Letter

Ladies and Gentlemen:

You have advised Kennedy Lewis Investment Management LLC (acting through such of its affiliates as it deems appropriate, “KLIM”, “we” or “us”) that Town Sports International Holdings, Inc. (“TSI” or “you”) will acquire the studio segment (the “Acquisition”) of Flywheel Sports, Inc., a Delaware corporation (the “Company”), and consummate the other Transactions (as defined below). Capitalized terms used but not defined herein have the meaning assigned to such terms in the Summary of Principal Terms and Conditions, attached hereto as Exhibit A (the “Term Sheet”) or the Summary of Additional Conditions Precedent, attached hereto as Exhibit B, as applicable.

You have further advised us that, in connection therewith, TSI will obtain the second lien secured term loan (the “Second Lien Facility” and, together with the Acquisition and the other transactions contemplated thereby and hereby, collectively, the “Transactions”) described in the Term Sheet, in an aggregate principal amount of up to $50,000,000, (i) $25,000,000 of which will be funded in cash by KLIM (the “Cash Commitment”), the proceeds of which will be used to repay, in part, existing indebtedness and (ii) $25,000,000 of which will be a conversion of the Seller Finance Loans (as defined below).

1.	Commitments.

In connection with the Transactions, KLIM is pleased to advise you of its commitment to provide the entire principal amount of the Second Lien Facility, upon the terms and subject only to the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) that are referred to in Section 6 below and the conditions set forth in Exhibit B hereto. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation for the Second Lien Facility by the parties hereto in a manner consistent with this Commitment Letter, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent expressly described in the immediately preceding sentence. To the extent you find an alternative financing source (an “Alternative Financing Source”) for some, but not all, of the Second Lien Facility, the commitment of such Alternative Financing Source shall first be applied to reduce the Cash Commitment of KLIM to $0 and thereafter to repay the Seller Finance Loans in cash.

2.	Titles and Roles.

You hereby appoint KLIM to act (or one or more affiliates or third parties designated by KLIM to act), and KLIM hereby agrees to act (or designate one or more affiliates or third parties to act), as sole administrative agent and sole collateral agent for the Second Lien Facility (in such capacities, the “Agent”), in each case upon the terms and subject only to the conditions set forth in this Commitment Letter. KLIM (or such designated affiliates or third parties), in such capacity, may perform the duties and exercise the authority customarily performed and exercised by it in such roles and consistent with this Commitment Letter. You hereby agree to pay any reasonable and customary fees and expenses (including legal expenses) of any Agent to the extent such Agent is not KLIM or any of KLIM’s affiliates. You agree that no other agents or co-agents will be appointed, no other titles will be awarded and no other compensation will be paid in connection with the Second Lien Facility unless you and we shall so agree.

3.	Syndication.

KLIM reserves the right, prior to and/or after the execution of definitive documentation for the Second Lien Facility (the “Credit Documentation”), to syndicate all or a portion of KLIM’s commitment with respect to the Second Lien Facility to a group of banks, financial institutions and other persons or lenders identified by us in consultation with you (together with KLIM, the “Lenders”); provided that KLIM agrees not to syndicate its commitment to certain banks, financial institutions and other persons or lenders that, in each case, have been specified to us by you in writing at any time (collectively, the “Disqualified Lenders”); provided that the foregoing shall not apply (x) retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the loans under the Second Lien Facility to the extent that any such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be, or (y) to any bona fide fixed income investors or debt funds. Notwithstanding KLIM’s right to syndicate the Second Lien Facility and receive commitments with respect thereto, KLIM shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications and amendments, until the Closing Date (as defined below) has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that KLIM’s commitment hereunder is not subject to the commencement or the successful completion of the syndication of the Second Lien Facility. If requested by KLIM, you agree to assist in the syndication efforts; such assistance shall include (a) your providing direct contact between senior management, certain representatives and certain non-legal advisors of you, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and places mutually agreed upon, (b) your assisting in the preparation of a confidential information memorandum for the Second Lien Facility and other reasonable customary marketing materials and presentations to be used in connection with the syndication (collectively, the “Information Materials”), (c) your providing or causing to be provided a reasonably detailed customary business plan or projections of TSI and its subsidiaries, in form reasonably satisfactory to KLIM, and (d) your hosting, with KLIM, a meeting of prospective Lenders at a mutually agreeable time and venue.

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You agree, at the request of KLIM, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Second Lien Facility, consisting exclusively of information and documentation that is either (a) of a type that is publicly filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934 or (b) not material with respect to you or your subsidiaries or any of your securities for purposes of foreign, United States Federal or state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to KLIM a letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by KLIM to any Lender in connection with the Second Lien Facility will, at the request of KLIM, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Second Lien Facility, including the Term Sheet; (2) administrative materials prepared by KLIM for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (3) notification of changes in the terms of the Second Lien Facility; and (4) other materials (excluding the Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.

KLIM will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist KLIM in its syndication efforts, you agree promptly to prepare and provide to KLIM all information with respect to TSI, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as KLIM may reasonably request.

4.	Information.

You hereby represent and warrant that (a) all written information concerning TSI, TSI Holdings II, LLC, any Borrower and any Guarantor (in each case, as defined in the Term Sheet), and the Transactions other than the Projections and information of a general economic, general market or general industry nature (the “Information”) that has been or will be made available to KLIM by or on behalf of you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to KLIM by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of TSI and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to KLIM (it being understood and acknowledged that Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material). You agree that, if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect, when taken as a whole, if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct, when taken as a whole, under those circumstances. In syndicating the Second Lien Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

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5.	[Reserved].
6.	Conditions Precedent.

KLIM’s commitment hereunder, and our agreements to perform the services described herein, are subject to the following conditions precedent: (a) subject to the Limited Conditionality Provision below, the negotiation, execution and delivery of the Credit Documentation on the terms set forth in the Term Sheet, and (b) the satisfaction of the other conditions set forth in Exhibit B hereto.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto) or the Credit Documentation or any other agreement or undertaking related to the Second Lien Facility to the contrary, (a) the only representations relating to TSI and its subsidiaries, businesses, assets and liabilities, the accuracy of which shall be a condition to the availability of the Second Lien Facility on the Closing Date, shall be (i) such of the representations made by or with respect to TSI, the Company and their respective subsidiaries in that certain Asset Purchase Agreement, dated as of the date hereof, by and among Town Sports International, LLC, the Company, and certain subsidiaries of the Company party thereto (the “Asset Purchase Agreement”) as are material to the interests of the Lenders (the “Asset Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation and all closing deliverables related thereto shall be in a form such that they do not impair the availability of the Second Lien Facility on the Closing Date if the conditions set forth in this Commitment Letter (including Exhibit B hereto) are satisfied (it being understood that to the extent any security interest in the intended collateral (other than (a) any collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement, (b) with respect to intellectual property collateral, the execution and delivery of applicable intellectual property security agreements to the Agent or its legal counsel in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”) and authorizing the Agent to file such intellectual property security agreements with the USPTO and USCO, (c) the pledge and perfection of security interests in the equity interests of the Borrower and the Guarantor and their respective wholly-owned domestic subsidiaries to the extent certificated and with respect to which a lien may be perfected by the delivery of a certificate representing such interests, and (d) any collateral in which any other lender to TSI, the Guarantor or any of their respective subsidiaries (including all lenders and secured parties under the Replacement Facility) has a perfected security interest) is not provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the provision or perfection of such security interest(s) shall not constitute a condition precedent to the availability of the Second Lien Facility on the Closing Date but shall be required to be delivered and/or perfected after the Closing Date pursuant to timing and arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantor to be set forth in the Credit Documentation relating to corporate status of such entities, corporate power and authority, due authorization of such entities, execution and delivery by such entities and enforceability against such entities of the Credit Documentation, no conflicts with laws, agreements (including the Replacement Facility) and charter documents, Federal Reserve margin regulations, the Patriot Act, and use of proceeds not violating sanctions (including OFAC) and anti-corruption laws (including FCPA), the Investment Company Act, solvency of TSI and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions, and the creation, validity and perfection of the security interests granted in the intended collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision.”

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The “Closing Date” shall mean the date of, subject to the Limited Conditionality Provision, satisfaction or waiver of the conditions set forth in Section 6 hereof, the other conditions set forth in Exhibit B hereto and the initial funding of the Second Lien Facility.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless KLIM and its officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Second Lien Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, a third party or any of their respective subsidiaries, affiliates or equity holders), and to reimburse each such Indemnified Person promptly upon demand for any reasonable legal fees and expenses of one primary outside counsel for all Indemnified Persons (with exceptions for any actual or perceived conflicts of interest), one regulatory and one local counsel in each relevant jurisdiction, or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent resulting from the willful misconduct or gross negligence of such Indemnified Person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter or the Credit Documentation (in the case of each of preceding clauses (i) and (ii), (A) as determined by a court of competent jurisdiction in a final and non-appealable judgment and (B) with respect to any controlled affiliate, controlling person, director, partner, agent, advisor or representative, only if such person acted pursuant to the expressed direction of such Indemnified Person) or (iii) to the extent resulting from any dispute solely among Indemnified Persons other than claims against KLIM in its capacity or in fulfilling its role as an Agent or any similar role under the Second Lien Facility and other than any claims arising out of any act or omission on the part of you or your affiliates; (b) whether or not the Closing Date occurs, to reimburse KLIM from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including, but not limited to, expenses of KLIM’s due diligence investigation incurred in connection with the execution of this Commitment Letter and related solely to the Second Lien Facility and not in any other capacity, consultants’ and other professionals’ fees, syndication expenses, travel expenses and fees, and disbursements and other charges of one primary outside counsel, one regulatory and one local counsel in each relevant jurisdiction), incurred in connection with the Second Lien Facility and the preparation and negotiation of this Commitment Letter, the Credit Documentation and any ancillary documents and security arrangements in connection therewith in an amount not to exceed $200,000 in the aggregate under this clause (b) (any such expenses under this clause (b), the “Documentation Expenses”) and (c) to reimburse KLIM from time to time, upon presentation of a summary statement, for all out-of-pocket expenses (including but not limited to consultants’ fees, travel expenses and fees, and disbursements and other charges of one primary outside counsel, one regulatory and one local counsel in each relevant jurisdiction), incurred in connection with the enforcement of this Commitment Letter, the Credit Documentation and any ancillary documents and security arrangements in connection therewith. You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries, affiliates, equity holders or creditors arising out of, related to or in connection with any aspect of the Second Lien Facility, except to the extent of direct damages (as opposed to indirect, special, punitive or consequential damages) determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, but without limiting your obligations in clause (a) above in the case of liabilities of Indemnified Persons to third parties and related losses, claims, damages and out-of-pocket expenses, neither you nor your affiliates shall be liable to any Indemnified Person for any indirect, special, punitive or consequential damages in connection with your or your affiliates’ activities related to the Transactions. An expense deposit of $200,000 (the “Expense Deposit”) shall be due and payable by TSI to KLIM upon your execution of this Commitment Letter to cover the Documentation Expenses. KLIM will promptly return any unused portion, if any, of the Expense Deposit after the Closing Date (or, if the Closing Date does not occur, after the termination of the Commitment Letter).

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8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that KLIM may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Company may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and KLIM is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether KLIM has advised or is advising you on other matters, (b) KLIM, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of KLIM, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that KLIM is engaged in a broad range of transactions that may involve interests that differ from the interests of you and that KLIM has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you waive, to the fullest extent permitted by law, any claims you may have against KLIM for breach of fiduciary duty or alleged breach of fiduciary duty and agree that KLIM shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors, and (f) KLIM has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by KLIM and you or any such affiliate. Additionally, you acknowledge and agree that KLIM is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and KLIM shall have no responsibility or liability to you with respect thereto. Any review by KLIM of you, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of KLIM and shall not be on behalf of you or any of your affiliates.

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9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of KLIM (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, KLIM hereunder (including, without limitation, KLIM’s commitment) may be performed and any and all rights of KLIM hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, KLIM may exchange with such affiliates and branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to KLIM hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by KLIM and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Second Lien Facility may be transmitted through an electronic dataroom, the Internet, e-mail or similar electronic transmission systems, and that KLIM shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of KLIM. After the closing of the Transactions and at KLIM’s expense, KLIM may (i) after consultation with you, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” or other presentations and materials prepared for actual or prospective clients (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Second Lien Facility). This Commitment Letter supersedes all prior understandings, whether written or oral, between us with respect to the Second Lien Facility. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of their terms or substance, nor the activities of KLIM pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your affiliates, officers, directors, employees, attorneys, accountants, and advisors on a confidential and need-to-know basis; (b) as required by applicable law, rule, regulation, legal or administrative process, or in connection with any legal or administrative proceeding (in which case you agree to inform us promptly thereof to the extent not prohibited by law prior to such disclosure); (c) as requested by any regulatory or self-regulatory authority or examiner (in which case, except for requests in connection with routine regulatory examinations, you agree to inform us promptly thereof to the extent lawfully permitted to do so prior to such disclosure) or (d) to potential financing sources in connection with the Replacement Facility; provided that you may disclose (i) this Commitment Letter, the contents hereof and the activities of KLIM pursuant hereto to the Company and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis; (ii) the Commitment Letter and its contents in any syndication or other marketing materials in connection with the Second Lien Facility; and (iii) the Term Sheet and the contents thereof to rating agencies in connection with obtaining ratings for the Borrower and the Second Lien Facility.

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KLIM shall treat confidentially all confidential information provided to KLIM hereunder; provided, however, that nothing herein shall prevent KLIM from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case KLIM agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over KLIM or any of its affiliates (in which case KLIM agrees to inform you promptly thereof prior to such disclosure (except in connection with any request as part of a regulatory examination or audit) to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by KLIM, (iv) to KLIM’s affiliates and its and its affiliates’ respective employees, legal counsel, independent auditors and other experts, agents or representatives in connection with the Transactions and are informed of the confidential nature of such information, (v) to the extent that such information is received by KLIM from a third party that is not to KLIM’s knowledge subject to confidentiality obligations to you, (vi) to the extent that such information is independently developed by KLIM, (vii) to potential lenders, participants or assignees, but not Disqualified Lenders, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and KLIM, including as may be agreed in any confidential information memorandum or other marketing material), (viii) to any direct or indirect contractual counterparty to any derivative product (other than a Disqualified Lender) who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and KLIM, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to the extent permitted pursuant to Section 9 hereof and (x) for purposes of establishing a “due diligence” defense. This paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation relating to the Second Lien Facility upon the execution and delivery of such Credit Documentation and in any event shall terminate on the first anniversary of the date hereof.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or KLIM’s commitment hereunder and our agreements to perform the services described herein.

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14.	PATRIOT Act Notification.

KLIM hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), KLIM may be and each Lender may be required to obtain, verify and record information that identifies the Borrower and each guarantor of the Second Lien Facility, which information includes the name, address, tax identification number and other information regarding the Borrower and such guarantor of the Second Lien Facility that will allow KLIM or such Lender to identify the Borrower and such guarantor of the Second Lien Facility in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to KLIM and each Lender. You hereby acknowledge and agree that KLIM shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof and remitting the Expense Deposit to us not later than 5:00 p.m., New York City time, on January 6, 2020. KLIM’s offer hereunder, and our agreement to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that KLIM has not received the Expense Deposit and such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on KLIM only after it has been duly executed and delivered by you, and KLIM has received the Expense Deposit, each in accordance with the first sentence of this Section 15. Thereafter, all commitments and undertakings of KLIM hereunder will expire on the earliest of (a) 5:00 p.m. (Eastern time) on the one hundred twentieth (120th) day following the date hereof, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Second Lien Facility, and (c) the termination of the Asset Purchase Agreement in accordance with its terms without the closing of the Acquisition having occurred.

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Very truly yours,

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:	/s/ Anthony Pasqua
	Name:	Anthony Pasqua
	Title:	Chief Operating Officer

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

$50,000,000 Second Lien Secured Term Loan
Summary of Principal Terms and Conditions

Borrower:	Town Sports International, LLC and any other borrower under the Replacement Facility (each, a “Borrower”)
Facility Type:	Second-lien secured term loan
Size:	$50 million
Term Loan Maturity:	4 years
Use of Proceeds:	(i) $25 million to repay, in part, existing indebtedness and (ii) $25 million as a conversion of the Note constituting the Purchase Price referred to in the Asset Purchase Agreement upon the closing of the Acquisition (the “Seller Finance Loans”)
Interest Rate:	• 10% • In the event EBITDA is below $50 million, TSI may elect to PIK the coupon in whole or part at the applicable interest rate + 10%
Original Issue Discount:	0.0%
Call Protection:	Pre-payable subject to payment of a customary make-whole during first two years, Par thereafter
Amortization:	None
Collateral / Liens:	Second Lien package, second in priority only to the Replacement Facility, in addition to the assets acquired in the Acquisition
Guarantees:	Same guarantors as under the Replacement Facility, in addition to the assets / subsidiaries acquired in the Acquisition, on a second lien basis second only in priority to the Replacement Facility (each, a “Guarantor”)
Covenants, Representations and Warranties, and Events of Default:	To be substantially the same as those in the Replacement Facility, with customary cushions

Reporting and Access:	Borrower shall provide Lenders (a) monthly and quarterly financial and operational reports in a form that will be mutually agreed upon, and (b) full access, at all reasonable times after the date hereof until the closing date, to the books, records, property and personnel of the Borrower to facilitate a complete inspection and analysis by KLIM of the Borrower and its businesses and prospects. Borrower will also make available its attorneys, accountants and other outside consultants for the purpose of discussing with KLIM and their representatives the businesses and prospects of the Borrower.
Alternative Financing Source:	To the extent TSI finds an Alternative Financing Source for some, but not all, of the Second Lien Facility, the commitment of such Alternative Financing Source shall first be applied to reduce the Cash Commitment of KLIM to $0 and thereafter to repay the Seller Finance Loans in cash.
Assignments:	All or a portion of the Second Lien Facility may be sold, transferred or assigned to one or more banks, financial institutions or other entities.
Governance:	One KLIM designee shall receive a board seat.
Governing Law:	New York

$50,000,000 Second Lien Secured Term Loan
Summary of Additional Conditions Precedent

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached. The initial borrowing under the Second Lien Facility shall be subject to the following additional conditions precedent:

1.                  The Credit Documentation shall have been executed and delivered by the parties thereto.

2.                  The Acquisition shall be consummated simultaneously with the closing under the Second Lien Facility in accordance with the Asset Purchase Agreement as in effect on the date hereof (without any amendment, modification or supplement thereof (or waiver of, or granting of any consent under, any provision thereof), in each case, without the prior written consent of KLIM).

3.                  All amounts due or outstanding in respect of or under that certain Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, Town Sports International, LLC, the lenders party thereto from time to time, and Deutsche Bank AG New York Branch (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Facility”) shall have been (or substantially simultaneously with the closing under the Second Lien Facility shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released in full. After giving effect to the Transactions and the other transactions contemplated hereby, TSI and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Second Lien Facility, (b) capital leases and purchase money debt of TSI and its subsidiaries existing on the date hereof and disclosed to the Agent prior to the date hereof, and (c) indebtedness for borrowed money used to refinance, repay and replace in full the Existing Credit Facility, on terms and conditions satisfactory to KLIM in its reasonable discretion (the “Replacement Facility”), except that the effective interest cost or weighted average yield (with the comparative determinations to be made consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or “original issue discount” thereunder) and prepayment fees or premiums applicable to such Replacement Facility may not be greater than the effective interest cost or weighted average yield or prepayment fees or premium applicable to the Existing Credit Facility (except that the effective interest cost may be increased by up to 250 basis points in excess of the interest rate in effect under the Existing Credit Facility), without the consent of KLIM in its sole and absolute discretion.

4.                  KLIM shall have received (i) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of TSI and its subsidiaries for the most recent fiscal quarter and month ended at least fifteen (15) days before the Closing Date, (ii) member roll of TSI and its subsidiaries as of fifteen (15) days before the Closing Date, and (iii) comparable club growth of TSI and its subsidiaries.

5.                  The Asset Purchase Agreement Representations shall be true and correct in all respects and the Specified Representations shall be true and correct in all material respects (or in all respects to the extent that any such representation or warranty is qualified by materiality) on, or as of, the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct as of the respective date or for the respective period, as the case may be).

6.                  Subject to the Limited Conditionality Provision, the Borrower shall have delivered (a) customary legal opinions, (b) to the extent applicable, good standings (or equivalent) for each Borrower and each Guarantor from its jurisdiction of organization, (c) customary evidence of authority for each Borrower and each Guarantor, (d) customary closing date officer’s certificates, (e) reasonably satisfactory lien and judgment searches and (f) customary borrowing requests.

7.                  The Agent shall have received satisfactory evidence that it, on behalf of the Lenders under the Second Lien Facility, has a valid and perfected, with the priority required by the Credit Documentation, lien and security interest in the collateral, each executed and delivered and, if applicable, in proper form for filing (subject in all respects to the Limited Conditionality Provision).

8.                  KLIM shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, that KLIM has requested reasonably at least ten (10) days prior to the Closing Date.

9.                  All fees due to KLIM, the Agent and the Lenders on the Closing Date shall have been paid, and all expenses to be paid or reimbursed to the Agent and the Lenders (including out-of-pocket expenses incurred by KLIM’s and the Company’s third party consultants, financial and accounting advisors and legal counsel) that have been invoiced at least three (3) business days prior to the Closing Date shall have been paid (including any Documentation Expenses).

10.              Any intercreditor agreement to be entered into by the Lenders in connection with the Replacement Facility shall be acceptable to KLIM in its reasonable discretion.

11.              KLIM (a) shall have completed, and shall be satisfied in all respects with the results of, its legal due diligence investigation of the Borrower TSI and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, and (b) shall have received all internal committee approvals.